EXHIBIT 2.2
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
ASSET TRANSFER AGREEMENT
This Agreement is entered into this 3rd day of July, 2003 by and between
PACIFIC RIM MEDICAL VENTURES CORP., a Delaware corporation with its principal offices at 34 Emerald Glen, Laguna Niguel, California 92677U.S.A. (hereinafter referred to as “PRMV”)
and
KONINKLIJKE PHILIPS ELECTRONICS N.V., having its registered office in Eindhoven, The Netherlands (hereinafter referred to as “Philips”)
(PRMV and Philips hereinafter jointly referred to as “the Parties” and individually as “a Party”).
WHEREAS, PRMV wishes to develop and manufacture and commercially offer and sell ultrasound imaging catheters, imaging cores, imaging guidewires and related patient interface modules and IVUS equipment designed for diagnostic or therapeutic use, or both, in the human coronary and peripheral vascular system based on the IVUS Technology (as defined below);
WHEREAS, with respect to the IVUS Technology, the Parties have entered into a Non-Disclosure Agreement dated January 10, 2003, which was extended on April 1, 2003 until June 30, 2003 and a binding Memorandum of Understanding dated May 22, 2003 in order for PRMV to pursue the a possible acquisition of said IVUS Technology from Philips;
WHEREAS, PRMV has conducted a due diligence investigation and has concluded that it wishes to acquire from Philips said IVUS Technology;
WHEREAS PRMV acknowledges that certain IVUS Patents, under which Philips has a license, are owned by Boston Scientific Corporation;
WHEREAS, PRMV has requested Philips to transfer all Philips’ rights with regard to the IVUS Technology to PRMV and Philips is prepared to do so on the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual obligations and covenants hereinafter set forth, the Parties have agreed as follows:
1.	Definitions

1.1	When used in this Agreement, the following terms shall have the meanings set out below:
“Annual Payment” shall have the meaning ascribed to such term in Section 4.2.

“Associated Company” shall mean any one or more business entities (1) owned or controlled by Philips or PRMV, (2) owning or controlling Philips or PRMV, or (3) owned or controlled by the business entity owning or controlling Philips or PRMV at the material time. For the purposes of this definition, a business entity shall be deemed to own and/or to control another business entity, if more than 50% (fifty per cent) of the voting stock of the latter business entity, ordinarily entitled to vote in the election of directors, (or, if there is no such stock, more than 50% (fifty per cent) of the ownership of or control in the latter business entity) is held by the owning and/or controlling business entity.
“BSC Agreement” shall mean the agreement concluded between Boston Scientific Corporation and Hewlett-Packard Company on 21 February 1995 and its Amendment dated 28 September 2000, a true, accurate and complete copy of which has been provided by Philips to PRMV.
“Catheter Product” shall mean an IVUS catheter incorporating the IVUS Technology for which rights are acquired from Boston Scientific Corporation pursuant to the BSC Agreement, the Settlement Agreement and the Transfer Agreement, including without limitation the Licensed Patents, but excluding patient interface units and other equipment and accessories.
“Closing” shall mean the consummation of the transaction to transfer the IVUS Technology by Philips to PRMV and the payment of the Upfront Payment by PRMV to Philips in accordance with Section 4.1.
“Closing Date” shall mean the date on which the Closing shall take place, as provided in Section 2.6.
“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 9.2(a).
“Conflict” shall have the meaning ascribed to such term in Section 5.1(c).
“Effective Date” shall mean the day first written above.
“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4.
“Implementation Period” shall mean the period commencing after the Closing Date, ending no later than 9 months thereafter, during which the technical activities as described in the Implementation Plan are to be completed.
“Implementation Plan” shall mean a description of the technical support to be provided by Philips relating to the implementation by PRMV of the IVUS Technology in the manufacture of Licensed Products during the Implementation Period, as specified in Annex G.
“Indemnified Party” shall have the meaning ascribed to such term in Section 5.8(a).
“Indemnifying Party” shall have the meaning ascribed to such term in Section 5.8(a).
“IVUS Technology” shall mean all of the documents, materials, prototypes, data, reports, know-how, patents and licenses referred to in Annex A, including Appendices 1 and 2 thereto.
“Know-How” shall mean: (a) those items listed in Annex A which can be characterized as unpatented processes, trade secrets, technologies and know-how; and (b)other confidential or proprietary

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technical and business information that is currently owned by Philips which is specific to the IVUS Technology, and which will be conveyed during the Implementation Period per the Implementation Plan. In the interest of clarity, Know-How does not include patents, unpatented processes, trade secrets, technologies, know-how or other confidential or proprietary technical and business information that is currently owned by Philips in the general field of ultrasound.
“Knowledge” shall mean: (a) with respect to Philips, the actual knowledge after due inquiry of the current employees of Philips who are (1) principally located at Philips’ Andover, MA, USA facility and who are, or at any time were, involved in the IVUS Technology, or (2) who are part of the Intellectual Property & Standards group at Philips; and (b) with respect to PRMV, the actual knowledge after due inquiry of the officers of PRMV.
“Liability(ies)” shall mean any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
“Licensed Patents” shall mean all patents listed on Annex A, Appendix 1, excluding the Philips Patents as defined herein below.
“Licensed Products” shall mean ultrasound imaging catheters, imaging cores, imaging guidewires and related patient interface modules and IVUS equipment designed for diagnostic or therapeutic use, or both, in the human coronary and peripheral vascular system, using the IVUS Technology, such products to be manufactured by or on behalf of PRMV. Catheter Products as defined hereinabove shall also be considered Licensed Products.
“Licensee Product” shall mean, in the event that PRMV licenses any rights under the Philips Patents after the Closing Date to a licensee, a product manufactured and sold by such licensee using the Philips Patents where such product does not constitute a Catheter Product.
“Lien” shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device, but excluding any licenses to the Philips Patents granted to third parties prior to the Closing Date).
“Losses” shall have the meaning ascribed to such term in Section 5.6.
“Material Adverse Effect” shall mean, with respect to a Party, a material adverse effect, whether individually or in the aggregate: (a) on the business, operations, financial condition, assets or properties, Liabilities or prospects of such Party; or (b) on the ability of such Party to consummate the transactions contemplated hereby; provided, however, a material adverse effect shall not include general economic or industry circumstances or events, or economic or industry trends specific to such Party
“Patents” shall mean, collectively, all of the Licensed Patents and the Philips Patents.
“Person” shall mean any individual, group, corporation, partnership or other organization or entity.

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“Philips Patents” shall mean all patents listed on Annex A, Appendix 2, and all foreign counterparts, additions, divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, extensions, registrations and renewals of any of the foregoing.
“Proceedings” shall have the meaning ascribed to such term in Section 5.1(g).
“Regulatory Documentation” shall mean the items listed in Annex A, paragraph 1.6, and any supporting documentation relating to any of the foregoing which, to the Knowledge of Philips, is in the possession of Philips at its Andover, MA, U.S.A. facility and available for transfer.
“Related Instruments” shall mean the Bill of Sale, the BSC Assignment and Assumption Agreement, the Assignment Agreement, Philips’ Officer’s Certificate, PRMV’s Officer’s Certificate, and any other agreements entered into in connection with the transaction contemplated in this Agreement.
“Royalty Period” shall mean: (a) with respect to each Catheter Product, the period following the first commercial Sale of such Catheter Product in each country where any one or more of the Patents being used exists until the last to expire or lapse Patent covering such Catheter Product in such country; and (b) with respect to each Licensee Product, the period following the first commercial sale of such Licensee Product in each country where any one or more of the Philips Patents being used exists until the last to expire or lapse Philips Patent covering such Licensee Product in such country;.
“Settlement Agreement” shall mean the agreement concluded between Boston Scientific Corporation and Agilent Technologies, Inc. dated 28 September 2000, a true, accurate and complete copy of which has been provided by Philips to PRMV.
“Sign-off Date” shall mean the earlier of: (a) the date on which the Implementation Plan has been fulfilled ends, or (b) the date on which PRMV has consummated all available Philips’ employee days according to the Implementation Plan.
“Sold,” “Sale” or any other variation thereof shall mean, with respect to Catheter Products, that a unit of Catheter Product has been manufactured by or for PRMV or any sublicensee or assignee of the Licensed Patents and has been shipped and invoiced by or for PRMV or any such sublicensee or assignee to a third party. For the avoidance of doubt, the foregoing shall not include any Catheter Products that: (a) are manufactured but are not shipped from the facility where manufactured, or any distribution center, if such Catheter Products are scrapped prior to being shipped and invoiced to a third party; or (b) are returned by any such third party as damaged or spoiled goods in shipment, handling or storage, provided that no such deduction shall be allowed where such returns are covered by an insurance policy in the name of or to the benefit of PRMV and further provided that any such deduction by virtue of such returns shall not exceed 5% of the Catheter Products shipped or invoiced in any calender year; or (c) constitute demo units pursuant to Section 4.6.
“Transfer Document” shall mean the letter dated August 10, 2001 with regard to the transfer of the BSC Agreement from Agilent Technologies, Inc. to Philips, a true, accurate and complete copy of which has been provided by Philips to PRMV.

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“Territory” shall mean the world.
“Third Party Claim” shall have the meaning ascribed to such term in Section 5.8(a).
“Upfront Payment” shall have the meaning ascribed to such term in Section 4.1.
1.2	In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

2.	Transfer of Assets; Grant of Rights

2.1	At the Closing, Philips shall assign to PRMV the BSC Agreement, the Settlement Agreement and the Transfer Document, including without limitation all Philips rights under the Licensed Patents and the benefit of the covenant by BSC contained in Section 9 of the BSC Agreement, and PRMV shall assume all the obligations of Philips arising under the foregoing solely to the extent that such obligations relate to the period from and after the Closing Date, pursuant to that certain assignment and assumption agreement to be executed by Philips and PRMV, in substantially the form attached as Annex B (the “BSC Assignment and Assumption Agreement”).

2.2	At the Closing, Philips shall assign to PRMV the Philips Patents, the Regulatory Documentation and Know-How pursuant to that certain assignment agreement to be executed by Philips and PRMV, in substantially the form attached as Annex C (the “Assignment Agreement”).

Without prejudice to the foregoing, Philips will assign the Philips Patents to PRMV, subject to all prior agreements and prior commitments of Philips and its Affiliated Companies to third parties, entered into prior to the Closing Date and subject to Philips and its Affiliated Companies retaining a non-exclusive, non-transferable, irrevocable, perpetual, world-wide, and royalty free license, excluding the right to sublicense but otherwise unrestricted, under all Philips Patents for any purpose other than the manufacture, use or sale of Licensed Products in the Territory.

Notwithstanding the foregoing, it is explicitly acknowledged and agreed that, in the event that PRMV fails to make any payment to Philips hereunder in accordance with the provisions within Sections 4.2 and 4.7 and fails to remedy such non-payment within 90 days of receipt of a written notice from Philips specifying the failure and requiring it to be remedied, the right of Philips and its Affiliated Companies to use the Philips Patents shall be automatically reinstated without any restriction whatsoever. For the purpose of clarification, upon such occurrence, the right of Philips and its Affiliated Companies shall include the right to manufacture, use or sale of Licensed Products in the Territory. Further, upon such occurrence, the Philips Patents shall be re-assigned to Philips. PRMV hereby grants irrevocable power of attorney to Philips to do all acts necessary and to execute all documents on PRMV’s behalf in order to confirm and perfect such assignments.

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In the event PRMV and its successors and assignees undertake to enforce, or authorize any Person to enforce any of the Philips Patents assigned to PRMV under this Section 2.2 against a third party, PRMV or its successor assignees shall have the right to request in writing from Philips and Philips shall confirm in writing within four weeks following receipt of such request, whether or not such third party can claim rights under the Philips Patents, granted by Philips and/or any of its Affiliated Companies under any prior agreement or prior commitment entered into prior to the Closing Date.

2.3	At the Closing, Philips shall sell, transfer and deliver to PRMV all right, title and interest in all of the other assets set forth in Annex A comprising the IVUS Technology pursuant to that certain bill of sale to be executed by Philips and PRMV, in substantially the form attached as Annex D (the “Bill of Sale”).

2.4	Philips acknowledges and agrees that, other than the obligations being assumed pursuant to the BSC Assignment and Assumption Agreement, PRMV is not assuming, guaranteeing nor is otherwise responsible for any Liability, obligation or commitment of any nature of Philips, including without limitation: (a) all Liabilities arising out of or relating to any use of the IVUS Technology made by or on behalf of Philips or its Associated Companies prior to the Closing Date; and (b) all obligations of Philips for an excise, sales, use, transfer, value added or similar taxes required to be made to any governmental entity in connection with the transactions contemplated and pursuant to the terms of this Agreement (all of the foregoing, collectively, the “Excluded Liabilities”).

2.5	PRMV confirms that it intends to develop and manufacture ultrasound imaging catheters, imaging cores, imaging guidewires and related patient interface modules and IVUS equipment, designed for diagnostic or therapeutic use, or both, in the human coronary and peripheral vascular system based on the IVUS Technology.

2.6	Unless this Agreement is earlier terminated pursuant to Section 6.1, the Closing will take place as promptly as practicable but no later than three (3) business days following satisfaction or waiver of the conditions set forth in Sections 2.13 and 2.14, at such other time and place as shall be mutually agreed upon by the Parties.

2.7	At the Closing, Philips shall deliver or cause to be delivered to PRMV: (1) a duly executed BSC Assignment and Assumption Agreement; (2) a duly executed Assignment Agreement; (3) a duly executed Bill of Sale; and (4) Philips’ Officer’s Certificate.

2.8	At the Closing, PRMV shall deliver to Philips: (1) the Upfront Payment, as provided in Section 4.1; (2) a duly executed BSC Assignment and Assumption Agreement; (3) a duly executed Assignment Agreement; and (4) PRMV’s Officer’s Certificate.

2.9	On the Closing Date, title to the assets being acquired pursuant to the Bill of Sale shall be transferred to PRMV. Immediately following the Closing Date, Philips will make available the foregoing assets to PRMV at the Philips’ Andover facility in MA, U.S.A.. PRMV shall be responsible for loading the goods on truck or container at the Philips’ Andover facility, and for the subsequent costs and risks (EX WORKS); thereafter, PRMV shall bear all risk of loss associated with such assets and shall be solely responsible for procuring adequate insurance to protect against such loss.

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2.10	Except as otherwise provided in Section 2.9: (a) until the Closing, any loss of or damage to the IVUS Technology from fire, casualty or any other occurrence shall be the sole responsibility of Philips; and (b) at the Closing, title to the IVUS Technology shall be transferred to PRMV and PRMV shall thereafter bear all risk of loss associated with the IVUS Technology and be solely responsible for procuring adequate insurance, if desirable by PRMV, to protect the IVUS Technology against any such loss.

2.11	From the date of this Agreement until the Closing, Philips shall make all necessary filings and fee payments required to ensure continued prosecution of the Philips Patents and licenses and to otherwise preserve the value of the IVUS Technology.

2.12	On the terms and subject to the conditions of this Agreement, each Party shall use all reasonable commercial efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Closing.

2.13	The obligation of PRMV to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver by PRMV, at or prior to the Closing, of the following conditions:
(a) The representations and warranties of Philips made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).
(b) Philips shall have performed in all material respects all obligations and covenants required to be performed or complied with by Philips under this Agreement by the time of the Closing, except for the activities related to the Implementation Plan, which shall take place after the Closing.
(c) PRMV shall have received from Philips a certificate, dated the Closing Date, duly executed by an authorized officer of Philips, reasonably satisfactory in form to PRMV, to the effect of Section 2.13(a) and (b) in substantially the form attached as Annex E (the “Philips’ Officer’s Certificate”).
(d) Philips shall have delivered or caused to be delivered to PRMV each of the documents specified in Section 2.7.
(e) No Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.
(f) All consents and approvals of Governmental Entities necessary to permit the transactions contemplated hereby to be consummated shall have been obtained.

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2.14	The obligation of Philips to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Philips, at or prior to the Closing, of the following conditions:
(a) The representations and warranties of PRMV made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).
(b) PRMV shall have performed in all material respects all obligations and covenants required to be performed or complied with by PRMV under this Agreement by the time of the Closing.
(c) Philips shall have received from PRMV a certificate, dated the Closing Date, duly executed by an authorized officer of PRMV, reasonably satisfactory in form to Philips, to the effect of Section 2.14(a) and (b) in substantially the form attached as Annex F (“PRMV’s Officer’s Certificate”).
(d) PRMV shall have delivered or caused to be delivered to Philips each of the items specified in Section 2.8.
2.15	Neither PRMV nor Philips may rely on the failure of any condition set forth in Section 2.13 or 2.14 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use all reasonable commercial efforts to cause the Closing to occur.

3.	Implementation Plan

3.1	Concurrent with the execution of this Agreement, the Parties have agreed upon the Implementation Plan, as set out in Annex G, to transfer the Know-how. Each Party shall use all reasonable efforts to conduct the activities, perform the services and provide the deliverables required of such Party pursuant to the Implementation Plan.

3.2	Upon the occurrence of the Sign-off Date, the Parties shall sign the document attached as Annex H. After such Sign-off Date Philips shall have no further obligation whatsoever towards PRMV with regard to the transfer of the IVUS Technology. The foregoing shall not, however, reduce any other obligation or liability that Philips may have to PRMV pursuant to this Agreement or alter in any way Philips’ liability for any Excluded Liabilities.

4.	Fees, Reporting and Payment

4.1	In consideration of the rights granted by Philips hereunder and the transfer of the IVUS Technology, PRMV shall, at the Closing Date, make a non-refundable, non-recoupable payment of € 3,000,000 (three million Euro) to Philips in immediately available funds via wire transfer in accordance with the instruction given by Philips (“Upfront Payment”).

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4.2	In consideration of the rights granted by Philips hereunder and the transfer of the IVUS Technology, on each of the first four anniversaries of the Closing Date, PRMV shall pay to Philips a non-refundable sum of € 725,000 (“Annual Payment”).

4.3	(a) In further consideration of the rights granted hereunder by Philips to PRMV and the transfer of the IVUS Technology, PRMV agrees to pay to Philips a fee for each Catheter Product Sold, on a country-by-country basis, during the Royalty Period for such Catheter Product.
(b) All payments by PRMV to Philips under this Agreement shall be made in EUROS to the EUR bank account no. 8923019 of Koninklijke Philips Electronics N.V. — Licenses, with the Citibank N.A., London, swift code CITIGB2L, sort code 185008, under the following reference: “IVUS license”.
(c) A fee shall be due on each Catheter Product Sold, as provided in and pursuant to Section 4.5.
(d) In addition to the above, PRMV shall pay a fee to Philips for each Licensee Product sold by a sublicensee of PRMV, as provided in and pursuant to Section 4.5(c), during the Royalty Period for such Licensee Product.
4.4	(a) Within 45 days following 31 March, 30 June, 30 September and 31 December of each year during the relevant Royalty Periods for each Catheter Product and/or Licensee Product, PRMV shall submit to Philips a written statement in the form as attached hereto as Annex I (Reporting Form), signed by a duly authorized officer on behalf of PRMV, setting forth with respect to the preceding quarterly period:
(1)	the quantities of Catheter Products Sold,

(2)	the quantities of Licensee Products sold,

(3)	the quantities of Catheter Products scrapped, returned or shipped as demo units pursuant to each of paragraphs (a), (b) and (c) in the definition of Catheter Products; and

(4)	a computation of the fees due under this Agreement.
(b) The report shall include all manufacturing facilities, including any third party facility engaged by PRMV, which have manufactured and Sold Catheter Products, as well as any sublicensees of PRMV, which have manufactured and Sold Catheter Products or have sold Licensee Products.
(c) PRMV shall pay the fees due to Philips as provided in Section 4.5 hereunder within 70 days after the end of each quarterly period.
4.5	(a) During the relevant Royalty Period for Catheter Products, PRMV shall report such Sale in accordance with Section 4.4 and pay a fee to Philips of:
(1)	€ [CONFIDENTIAL] per Catheter Product Sold for the first [CONFIDENTIAL] Catheter Products Sold;

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(2)	€ [CONFIDENTIAL] per Catheter Product Sold for Catheter Products above [CONFIDENTIAL] and up to [CONFIDENTIAL] units Sold;

(3)	€ [CONFIDENTIAL] per Catheter Product Sold for Catheter Products above [CONFIDENTIAL] and up to [CONFIDENTIAL] units Sold;

(4)	€ [CONFIDENTIAL] per Catheter Product Sold for Catheter Products above [CONFIDENTIAL] and up to [CONFIDENTIAL] units Sold; and

(5)	€ [CONFIDENTIAL] per Catheter Product Sold for Catheter Products above [CONFIDENTIAL] units Sold.
(b) All above quantities of Catheter Products Sold are for Catheters Products Sold during each calendar year during the relevant Royalty Period. At the beginning of each calendar year, the Catheter Products Sold quantity is re-set to zero. Upon expiry or termination of this Agreement, PRMV shall continue to pay the fees due on all Catheter Products that were manufactured as of the expiration or termination of the Royalty Period for such Catheter Products and are thereafter Sold within one year after such expiration or termination. At the end of such one-year period, PRMV shall pay the fees due on all Catheter Products that were manufactured prior to the expiration or termination of the Royalty Period for such Catheter Products and are remaining in stock at that time. On such amount in stock, a deduction from the number of units of Catheter Products on which such fees shall be due is allowed for the average percentage of the number of demo units and scrapped or returned Catheter Products as determined based on the actual number of demo units and scrapped or returned Catheter Products during the Royalty Period.
(c) During the relevant Royalty Period, PRMV shall pay a fee of € [CONFIDENTIAL] to Philips for each Licensee Product sold, unless such product is subject to a fee for Catheter Products in accordance with Section 4.5.
(d) The Parties acknowledge and agree that a fee pursuant to this Section 4.5 shall only be due once for each Catheter Product or Licensee Product manufactured and/or sold, as provided herein.
4.6	Without prejudice to the generality of the foregoing, no fee will be due on Catheter Products which have been provided by PRMV to a third party customer as a demo unit for trial purposes as part of the sales, promotion or marketing effort being made by or for PRMV. The Parties have agreed that the maximum number of demo units of such non-fee bearing Catheter Products per year shall be 2,000 units.

4.7	(a) In the event that the aggregate fees accrued pursuant to Section 4.5 for the 12 month-period ending on June 30, 2008 are less than €500,000, then PRMV will make a single cash payment to Philips (within 90 days of June 30, 2008) in the amount of the difference between the fees accrued during such 12 month period and €500,000.
(b) In the event that the aggregate fees accrued pursuant to Section 4.5 for the 12-month period ending on June 30, 2009 are less than €500,000, then PRMV will make a single cash payment to Philips (within 90 days of June 30, 2009) in the amount of the difference between the fees accrued during that 12 month period and €500,000.

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(c) The single cash payments as referred to under subsection (a) and (b) hereinabove do not release PRMV from its payment obligation of the remainder of any fees, in the event such accrued fees on June 30, 2008 or on June 30, 2009 would be higher than €500,000 per year.
4.8	PRMV shall have the right to buy-out the fee payment obligations set forth in Section 4.5 and 4.7 at any time by paying Philips a sum of € [CONFIDENTIAL] . This buy-out payment does not release PRMV from its obligations to pay the Annual Payments provided for in Section 4.2. In the event that PRMV exercises such right, PRMV shall pay Philips any fees which have accrued pursuant to Section 4.5 prior to the date of such exercise, as provided for and in the manner set forth therein, but thereafter, PRMV shall have no further obligation to Philips for the payment of any fees pursuant to Section 4.5 or 4.7, and PRMV shall have no further obligation to provide the statements pursuant to Section 4.4.

4.9	PRMV shall submit to Philips, within 120 days after the end of PRMV’s fiscal year, an audit statement by its external auditors, who shall be certified public auditors, confirming that all quarterly fee statements as submitted by PRMV to Philips during the preceding fiscal year, are true, complete and accurate, as verified using customary auditing practices. Notwithstanding this audit statement, Philips reserves the right to inspect the books and records of PRMV from time to time in accordance with Section 4.12.

4.10	Any payment due under this Agreement which is not made on or before the date(s) specified herein, shall accrue interest at the rate of 1% (one per cent) per month (or part thereof), or the maximum amount permitted by law, whichever is lower.

4.11	All costs, stamp duties, taxes and other similar levies arising from or in connection with the conclusion of this Agreement (but excluding any income or capital gains taxes or VAT payable by Philips on any income or gain resulting from the sale of the IVUS Technology to PRMV) shall be borne by PRMV. Philips shall be responsible for and shall pay all income or capital gains taxes to any government of any country due on any income or gain resulting from the sale of the IVUS Technology to PRMV. In the event that the government of a country imposes any income taxes on payments made by PRMV to Philips hereunder and requires PRMV to withhold such tax from such payments, PRMV may deduct such tax from such payments. In such event, PRMV shall promptly provide Philips with tax receipts issued by the relevant tax authorities so as to enable Philips to support a claim for credit against income taxes which may be payable by Philips and/or its Associated Companies in The Netherlands and to enable Philips to document, if necessary, its compliance with tax obligations in any jurisdiction outside The Netherlands.

4.12	(a) In order that the fee statements provided for Section 4.4 may be verified, PRMV shall keep complete and accurate books and records relating to the manufacture and Sales of Catheter Products and the sales of Licensee Products during the relevant Royalty Period, and shall keep such books and records available for a period of 3 years following the Sale of each Catheter Product or the sale of each Licensee Product.
(b) Philips shall have the right to inspect such books and records of PRMV from time to time, in order to verify the correctness of the aforementioned fee statements. Any such

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inspection shall take place no more than once per calendar year and shall be conducted by a certified public auditor appointed by Philips and reasonably acceptable to PRMV. Such audit shall be conducted on PRMV’s premises upon at least 14 days advance written notice and during normal business hours. PRMV may require such auditors to execute a confidentiality agreement prior to providing access to such books and records, for the avoidance of doubt: such confidentiality agreement shall not preclude the auditor to report its findings to Philips.. PRMV shall co-operate and provide all such reasonable assistance as is necessary in connection with such inspection as Philips and/or the auditor may reasonably request. The report by such auditor to Philips shall not contain any customer identities or other business information of PRMV, and a copy of such report shall be provided to PRMV. The inspection shall be conducted at Philips’ own expense, provided that, in the event that PRMV has failed to submit fee statements and/or yearly written statement(s) by its external auditors, as provided for in Section 4.9 in respect of the period to which the inspection relates or in the event that any discrepancy or error exceeding 5% (five per cent) of the monies actually due is established, the cost of the inspection shall be borne by PRMV, without prejudice to any other claim or remedy as Philips may have under this Agreement or under applicable law.
(c) Philips’ right of inspection as set out in this Section 4.12 shall survive for a period of 3 years after the end of the last calendar year in the relevant Royalty Period.
4.13	Without prejudice to the provisions of Section 4.12, PRMV shall provide all relevant additional information as Philips may reasonably request from time to time, so as to enable Philips to ascertain which products manufactured, sold or otherwise disposed of by PRMV or any of its sublicensees are subject to the payment of fees to Philips hereunder.
5.	Representations and Warranties; Indemnification

5.1	Philips represents and warrants to PRMV, as of the Effective Date and as of the Closing Date, as follows:
(a) Philips is a corporation, duly organized and in good standing under the laws of The Netherlands. Philips holds all requisite permits and authorizations to own, or have rights to, and use the IVUS Technology, except where the failure to have such power and authority or to hold such permits or authorizations would not have a Material Adverse Effect on Philips.
(b) Philips has all requisite power and authority and has taken all actions necessary to execute and deliver this Agreement and all Related Instruments to be executed and delivered by Philips, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other proceedings on the part of Philips are necessary to authorize this Agreement or any Related Instrument to be executed and delivered by Philips or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Philips and, assuming that this Agreement has been duly authorized, executed and delivered by PRMV, constitutes, and each Related Instrument that is to be executed and delivered by Philips will constitute, when executed and delivered by Philips, assuming that such Related Instrument has been duly authorized, executed and delivered by PRMV, if and as applicable, a valid and binding obligation of Philips, enforceable against Philips in accordance with its terms except: (a) as

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limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(c) The execution and delivery by Philips of this Agreement and any Related Instruments, and the performance by Philips of its obligations under this Agreement and any Related Instrument to be executed and delivered by Philips and the consummation of the transactions contemplated hereby and thereby will not: (1) conflict with or violate or breach any of the terms, conditions or provisions of any organizational document of Philips; (2) conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any contract, agreement or instrument to which Philips is a party or by which Philips or any of the IVUS Technology is bound resulting in the creation or imposition of any Lien upon any portion of the IVUS Technology; or (3) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Philips or the IVUS Technology, except in the case of clauses (2) or (3) of this Section 5.1(c) for violations, breaches or defaults which would not result in a Material Adverse Effect with respect to Philips (any of clauses (2) and (3), a “Conflict”).
(d) Except as set forth on Annex J, Part 5.1(d), no permit, consent, approval, or registration, declaration or filing with, any Person (so as not to trigger any Conflict) is necessary for the execution and delivery of this Agreement or any Related Instrument by Philips or the consummation by Philips of the transactions contemplated by this Agreement or any Related Instrument to be executed and delivered by Philips, except for those filings, permits, consents, approvals, registrations or declarations the failure of which to be made or obtained would not result in a Material Adverse Effect with respect to Philips.
(e) Upon the consummation of the transactions contemplated herein, PRMV shall acquire all right, title and interest of Philips in and to, the IVUS Technology, free and clear of all Liens. For the avoidance of doubt it is acknowledged and agreed between the Parties that this representation is without prejudice to the provisions of Section 2.2.
(f) Annex A, Appendix 1 and Appendix 2 sets forth a complete and accurate list of all of the patents owned by Philips or to which Philips has rights under the BSC Agreement that Philips believes to be necessary to develop, make use and sell Licensed Products. Each Philips Patent is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with the Philips Patents have been paid.
(g) To the Knowledge of Philips, there are no claims, actions, suits, proceedings, arbitrations, orders, inquiries, hearings or assessments before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or other governmental entity other than proceedings related to usual and customary patent prosecutions in the ordinary course of business (“Proceedings”) relating to any Philips Patent, and no Philips Patent, is subject to any outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of such Philips Patent.

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(h) To the Knowledge of Philips, no Person has infringed or misappropriated, or is infringing or misappropriating, any Philips Patent. Philips has not received notice from any Person and has no Knowledge that the use of the IVUS Technology has infringed or misappropriated, or does or will infringe or misappropriate, the registered intellectual property of any Person
(i) No present or former employee or consultant of Philips and no other Person owns or has any proprietary financial or other interest, in the IVUS Technology by virtue of such employment or consulting arrangement or any other agreement with Philips.
(j) The data, information, materials and documents included in the IVUS Technology includes all of the data, information, materials and documents produced by Philips to representatives of PRMV at the due diligence meeting held at Philips’ Andover, MA, U.S.A. facility on or about June 18, 2003, and all of such data, information, materials and documents shall be delivered to PRMV as provided in this Agreement promptly after the Closing Date.
(k) Philips either solely owns, or has a joint but undivided ownership interest without obligation to any third party to, all of the IVUS Technology, subject to the representation contained in Section 5.1(l).
(l) After the purchase of Agilent by Philips in 2001, Philips has not granted any rights under any of the Philips Patents to any of the third parties listed on Annex J, Part 5.1(l). Philips has not granted any rights under, or conveyed any right, title or interest in or to and rights under, any of the BSC Agreement, the Settlement Agreement or the Transfer Document to any third party. Philips acknowledges and agrees that, subject to the provisions in Section 2.2 of this Agreement, on and after the Closing Date, Philips shall have no right to grant any rights of any kind under any of the Philips Patents. Philips acknowledges and agrees that, on and after the Closing Date, Philips shall have no right to grant any rights of any kind under any of the BSC Agreement, the Settlement Agreement or the Transfer Document, to any third party.
(m) Philips has never conducted a catheter business using the IVUS Technology.
(n) Except as set forth on Annex J, Party 5.1(n), there are no Proceedings pending or, to Philips’ Knowledge, threatened in writing against, relating to, affecting or arising in connection with: (1) Philips (in respect of the IVUS Technology); (2) this Agreement and any Related Instrument to which it is a party; or (3) the transactions contemplated by this Agreement or any Related Instrument to which it is a party.
(o) Philips has not retained any agent, broker, investment banker, financial advisor or other Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Philips, and there are no claims for any of the foregoing.
5.2	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.1 AND PHILIPS’ OFFICER’S CERTIFICATE:

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(A) PHILIPS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO THE IVUS TECHNOLOGY, INCLUDING AS TO THE FITNESS OF THE IVUS TECHNOLOGY FOR ANY PARTICULAR PURPOSE OR WITH REGARD TO THE ABILITY OF PRMV TO MANUFACTURE LICENSED PRODUCTS USING THE IVUS TECHNOLOGY, OR WITH REGARD TO THE QUALITY AND/OR PERFORMANCE OF SUCH LICENSED PRODUCTS, OR OTHERWISE IN RELATION TO THE IVUS TECHNOLOGY AND/OR THE PATENTS.
(B) PRMV ACKNOWLEDGES THAT THIRD PARTIES MAY OWN INDUSTRIAL AND/OR INTELLECTUAL PROPERTY RIGHTS IN THE FIELD OF THE LICENSED PRODUCTS. PHILIPS MAKES NO WARRANTY WHATSOEVER THAT THE DEVELOPMENT, MANUFACTURE, SALE OR OTHERWISE DISPOSAL OF LICENSED PRODUCTS DOES NOT INFRINGE OR WILL NOT CAUSE INFRINGEMENT OF ANY INDUSTRIAL AND/OR INTELLECTUAL PROPERTY RIGHTS OTHER THAN THE LICENSED PATENTS AND THE PHILIPS PATENTS.
5.3	PRMV represents and warrants to Philips, as of the Effective Date and as of the Closing Date, as follows:
(a) PRMV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PRMV has full power and authority, and holds all permits and authorizations, to carry on its business and to own and use the assets and properties owned and used by it, except where the failure to have such power and authority or to hold such permits and authorizations would not have a Material Adverse Effect on PRMV.
(b) PRMV has all requisite corporate power and authority and has taken all actions necessary to execute and deliver this Agreement and all Related Instruments to be executed and delivered by PRMV, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other proceedings on the part of PRMV are necessary to authorize this Agreement or any Related Instrument to be executed and delivered by PRMV or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by PRMV and, assuming that this Agreement has been duly authorized, executed and delivered by Philips, constitutes, and each Related Instrument that is to be executed and delivered by PRMV will constitute when executed and delivered by PRMV, assuming that such Related Instrument has been duly authorized, executed and delivered by Philips, if and as applicable, a valid and binding obligation of PRMV, enforceable against PRMV in accordance with its terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(c) The execution and delivery by PRMV of this Agreement and any Related Instruments, the performance by PRMV of its obligations under this Agreement and any Related Instrument to be executed and delivered by PRMV, and the consummation of the transactions contemplated hereby and thereby will not: (1) conflict with or violate or breach any of the

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terms, conditions or provisions of the certificate of incorporation, by-laws or other organizational document of PRMV; (2) conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any contract, agreement or instrument to which PRMV is a party or by which PRMV or any of its properties or assets are bound; or (3) violate or conflict with any law, rule, regulation, judgment, order or decree, except in the case of clauses (2) or (3) of this Section 5.3(c) for violations, breaches or defaults which would not have a Material Adverse Effect with respect to PRMV.
(d) No permit, consent, approval or registration, declaration or filings with, any Person is necessary for the execution and delivery of this Agreement or any Related Instrument by PRMV or the consummation by PRMV of the transactions contemplated by this Agreement or any Related Instrument to be executed and delivered by PRMV, except for those permits, consents, approvals, registrations, declarations or filings the failure of which would not result in a Material Adverse Effect with respect to PRMV.
(e) Neither PRMV nor its Associated Companies has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement by reason of any action taken by or on behalf of any other party, and there are no claims for any of the foregoing.
5.4	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.3 AND PRMV’S OFFICER’S CERTIFICATE, PRMV MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, ON BEHALF OF PRMV RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.
5.5	The representations and warranties contained in this Agreement, Philips’ Officer’s Certificate, and PRMV’s Officer’s Certificate shall survive the Closing and remain in full force and effect until the second anniversary of the Closing Date; provided, however, that if notice of any claim for indemnification pursuant to Section 5.6 or Section 5.7 shall have been given prior to the second anniversary of the Closing Date, the relevant representations and warranties shall survive for purposes of such claim until such time as such claim is finally resolved.
5.6	From and after the Closing, Philips shall indemnify PRMV and its Associated Companies, , and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to a maximum aggregate amount of €2,000,000 (two million EURO) and to the extent arising from or in connection with or otherwise with respect to:
(a)	any breach of any representation or warranty of Philips that survives the Closing and is contained in this Agreement or Philips’ Officer’s Certificate;

(b)	any breach of any covenant of Philips contained in this Agreement; and

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(c)	the failure by Philips to assume, pay, perform and discharge any Excluded Liability.
5.7	From and after the Closing, PRMV shall indemnify Philips and its Associated Companies against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:
(a)	any breach of any representation or warranty of PRMV that survives the Closing and is contained in this Agreement or PRMV’s Officer’s Certificate;

(b)	any breach of any covenant of PRMV contained in this Agreement; and

(c)	the failure of PRMV to assume, pay, perform and discharge any obligation assumed under the BSC Assignment and Assumption Agreement.

(d)	any claim brought by a third party after the Closing Date in connection with Licensed Products and/or Licensee Products manufactured, sold or otherwise disposed of by PRMV, including but not limited to claims that PRMV infringes such third party’s intellectual property rights, provided that such claim is not as a result of a breach of any representation or warranty made by Philips to PRMV pursuant to this Agreement.
5.8	(a) In order for any Person entitled to indemnification under Section 5.6 or 5.7 (the “Indemnified Party”) to seek such indemnification under this Agreement in respect of, arising out of, or involving, a claim made by any Person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within thirty (30) business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses not to participate in the defense, the indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which

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the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in Section 5.8(a)). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.
(c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 5.6 or 5.7 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 5.6 or 5.7, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
5.9	Except as otherwise specifically provided in this Agreement or in any Related Instrument, each of the Parties acknowledge and agree that, to the extent the Closing occurs, its sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under or that are reasonably related to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, other tortious acts, or relating to breaches of covenants requiring performance after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Section 5.
5.10	PRMV acknowledges that it and its representatives have been permitted to conduct a due diligence review regarding the IVUS Technology, and that it and its representatives have had a opportunity to meet with the officers and employees of Philips and its Associated Companies to discuss the IVUS Technology. For the avoidance of doubt, PRMV’s access to such information and its opportunity to meet with such personnel shall not limit PRMV’s right to make a claim for indemnification under Section 5.6.

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6.	Term and Termination
6.1	(a) The transactions contemplated herein may only be terminated and/or abandoned at any time prior to the Closing:
(1) by mutual written agreement of Philips and PRMV;
(2) by either Philips or PRMV if the Closing shall not have occurred within three (3) months of the Effective Date (or such later date as may be mutually agreed upon); provided that the terminating Party is not in material breach of its representations, warranties, or obligations hereunder and the terminating Party is not unreasonably causing delay of the Closing; or
(3) by either Philips or PRMV if the other Party has breached any material obligation hereunder that remains uncured for a period of thirty (30) days after written notice and demand for cure thereof by the non-breaching Party, unless such breach is not capable of cure, in which event the non-breaching Party may terminate immediately by written notice to the other Party.
(b) In the event of termination and abandonment of this Agreement pursuant to Section 6.1(a), written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the Parties. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:
(1) Each Party, if requested by the other Party, will return all documents, work papers and other material of the requesting Party and its Associated Companies relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;
(2) All confidential information received by a Party or its Associated Companies with respect to the business of the other Party or its Associated Companies shall be treated in accordance with the Confidentiality Agreement; and
(3) No Party, no Associated Company of a Party and none of their respective general partners, managers, stockholders, directors, officers, employees, agents or representatives shall have any further liability or obligation to any other Party to this Agreement except as stated in Sections 6.1(b)(1) and (2), except that: (A) nothing in this Section 6.1(b) shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination; and (B) the provisions of Section 9 shall survive any termination of this Agreement.
7.	Assignment
7.1	Neither this Agreement nor any of the rights or obligations hereunder may be assigned, transferred, pledged or otherwise disposed of wholly or partly by either Party without the prior written consent of the other Party except as may otherwise be provided in this Agreement, and

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except that a Party may, without such consent, assign all such rights and obligations to: (a) an Associated Company which shall assume all the obligations and liabilities of such Party under this Agreement, or (b) a Third Party who is acquiring all, or substantially all of the assets or business of such Party or, with respect to PRMV, of the IVUS Technology; and in each case such Associated Company or Third Party shall agree in writing to be fully bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.
8.	Non-solicitation

PRMV agrees that for a period of one year from the Sign-Off Date it will not directly or indirectly solicit for employment or recruit any of the key personnel employed by Philips that was involved in the transfer of the IVUS Technology at the Closing Date.

9.	Miscellaneous

9.1	All notices and other communications under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
in respect of Philips, to:
Koninklijke Philips Electronics N.V.
c/o Philips Intellectual Property & Standards — Technology Licensing Office
Building WAH-2
P.O. Box 220
5600 AE Eindhoven
The Netherlands
Fax No.: +31 40 2743489
Tel. No.: +31 40 2743369
With a copy to:
Koninklijke Philips Electronics N.V.
c/o Philips Intellectual Property & Standards — Legal Department
Building WAH-2
P.O. Box 220
5600 AE Eindhoven
The Netherlands
Fax No.: +31 40 2734131
Tel. No.: +31 40 2738799
or to such other address as may have been previously specified in writing by either Party to the other.

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In respect of PRMV to:
Pacific Rim Medical Ventures Corp.
34 Emerald Glen,
Laguna Niguel,
California 92677
U.S.A.
Fax No.: +1 949 788 0511, f.a.o. Mrs. Lynne Rollins
Tel. No.: +1 949 443 0219
9.2	(a) PRMV acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement among PRMV and Philips dated January 10, 2003, including any Extension Letters to this confidentiality agreement (jointly referred to as the “Confidentiality Agreement”), the terms of which are incorporated in this Agreement by reference. Effective upon, and only upon, the Sign-off Date, PRMV’s obligations under the Confidentiality Agreement shall terminate with respect to information included in the IVUS Technology; provided, however, that PRMV acknowledges that any and all other information provided to it by Philips, its Associated Companies or any representatives of Philips or its Associated Companies concerning Philips and its Associated Companies shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(b) Each of PRMV and Philips agrees that the terms of this Agreement and the Related Instruments shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Related Instruments shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law and only to the extent required by such law. In the event that such disclosure, availability or filing is required by applicable law, each of PRMV and Philips (as applicable) agrees to use all reasonable commercial efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other governmental entity) and to redact such terms of this Agreement and the Related Instruments as the other Party shall request.
(c) Except as otherwise required by law or applicable stock exchange requirements, prior to the Closing neither PRMV nor Philips shall, and each of them shall cause their respective Associated Companies, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement. After the Closing, either Party may issue a press release, the content of which shall be mutually agreed upon in advance by the Parties, with respect to the consummation of the transactions contemplated by this Agreement and the Related Instruments. The Party desiring to make any such public announcement shall provide the other Party with a copy of the proposed announcement for review and comment in reasonably sufficient time prior to public release.

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9.3	Each Party shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other Party to make effective the transactions contemplated by this Agreement and each Related Instrument.
9.4	Unless otherwise specifically provided in this Agreement, nothing contained in this Agreement shall be construed:
(a)as imposing on either Party any obligation to instigate any suit or action for infringement of any of the patents licensed hereunder or to defend any suit or action brought by a third party which challenges or relates to the validity of any of such patents;
(b)as imposing any obligation to file any patent application or to secure any patent or to maintain any patent in force;
(c)as conferring any license or right to copy or imitate the appearance and/or design of any product (other than the Licensed Products and the Licensee Products) of Philips or any of Philips’ Associated Companies; or
(d)as conferring any license or right to manufacture, sell or otherwise dispose of any product or device other than a Licensed Product.
9.5	Neither the failure nor the delay of either Party to enforce any provision of this Agreement shall constitute a waiver of such provision or of the right of either Party to enforce each and every provision of this Agreement.
9.6	The Parties are, and intend to remain, independent contractors and this Agreement shall not constitute, create or be interpreted as a joint venture, partnership, agency, fiduciary or employment relationship of any kind between the Parties.
9.7	Should any provision of this Agreement be finally determined void or unenforceable in any judicial proceeding, such determination shall not affect the operation of the remaining provisions hereof.
9.8	This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.
9.9	Any dispute between the Parties hereto in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted to the competent courts of Amsterdam, The Netherlands, provided always that, in case Philips is the plaintiff, Philips may at its sole discretion submit any such dispute to the competent courts in the venue of PRMV’s registered office. PRMV hereby irrevocably waives any objection to the jurisdiction, process and venue of any such court and to the effectiveness, execution and enforcement of any order or judgment (including, but not limited to, a default judgment) of any such court in relation to this Agreement, to the maximum extent permitted by the law of any jurisdiction, the laws of which might be claimed to be applicable regarding the effectiveness, enforcement or execution of such order or judgment.

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9.10	This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
9.11	The descriptive headings in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of its provisions.
9.12	This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.
9.13	This Agreement and the Related Instruments contain the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings between the Parties relating to such subject matter.
9.14	Regardless of whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. As to the Related Instruments, PRMV shall bear all fees, costs, taxes and expenses in connection with recording the assignments of Regulatory Documentation identified in the Assignment Agreement.
[The remainder of this page has been left blank intentionally.]

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AS WITNESS, the Parties have caused this Asset Transfer Agreement to be signed on the date first written above.

KONINKLIJKE PHILIPS	PACIFIC RIM MEDICAL
ELECTRONICS N.V.	VENTURES CORP.

/s/ Ruud Peters	/s/ Lynne Rollins

Name: Mr Ruud Peters	Name: Mrs. Lynne Rollins
Title: Executive Vice President	Title: President and Chief Financial Officer

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Annex A: IVUS Technology
Annex A, Appendix 1: Licensed Patents
Annex A, Appendix 2: Philips’ Patents
Annex B: BSC Assignment and Assumption Agreement
Annex C: Assignment Agreement
Annex D: Bill of Sale
Annex E: Philips’ Officer’s Certificate
Annex F: PRMV’s Officer’s Certificate
Annex G: Implementation Plan
Annex H: Sign-off Document
Annex I: Reporting Form
Annex J: Disclosure Schedule

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Annex A
IVUS Technology
1	Technology to be licensed and/or assigned

1.1	Patents
1.	patents from BSC that were included in the BSC-HP agreement (Annex A, Appendix 1)

2.	the following patents from Philips and their related worldwide patents:
US 5,989,191 Using Doppler techniques to measure non-uniform rotation of an ultrasound catheter
US 5,797,858 Spooling pullback for catheter imaging and therapy cores
1.2	Scout imaging catheter assemblies
HP/Agilent (bought by Philips in 2001) made an imaging catheter called SCOUT, which was stopped just before launch. For this catheter, we have:

Manuals with	are available for:
- Parts	- sensor assembly
- Procedures	- Patient Interface Unit (PIU) assembly
- tools	- Core assembly
- Reel assembly
In addition we also have 13 Volumes from BSC with their product parts, procedures and tools.
1.3	Scout prototype
Philips in Andover has several prototypes of the SCOUT catheter.
1.4	Video’s
1.	SCOUT Live Cases

2.	Case studies — peripheral Interventions

3.	SCOUT video HP/Guidant — Dr Gary Mintz & Steve Nissen

4.	Cleveland Clinic, HP/6DCA Trial 03/04/97
1.5	Marketing data
1.	Development documents of the SCOUT catheter (Phase 0/1/2A and Phase 2B/3A documents of the Scout catheter which were generated for Internal project reviews)

2.	IVUS console shipment list
1.6	Quality and safety approvals
•	510 (k) notification (USA)

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•	positive response of the FDA to the 510(k) premarket notification submission
1.7	Clinical study reports
•	SCOUT clinical evaluation plan

•	The SCOUT catheter protocol

•	Animal study test reports

•	Reaction of Cleveland Clinic Foundation on human studies of SCOUT
1.8	Results of the development study of the Console
In 1998 Agilent started a development activity with Analogic, a company in Massachusetts. We will make available to any prospective licensee all of the development work that was paid for at Analogic.
1.9	Technology transfer
The know-how transfer to the buyer, as more fully described in the Implementation Plan.

Confidential	Page 27 of 57

Annex A, Appendix 1
Licensed Patents
Families of all patents included in the BSC-HP agreement (1995)
Philips has worldwide license rights to all issued patents of BSC, SCIMED and CVIS related to IVUS. This includes, but not limited to, all patents listed below. Accordingly, any corresponding non-US patents would also be included in the TLA.
Patents owned by CardioVascular Imaging Systems Inc

		Filing date/	Date of
Patent	Inventors	Priority date	Issue/Pub. Date
4,794,931	Yock	02/28/88	01/03/89
4,841,977	Griffith et al.	03/26/87	06/27/89
4,899,757	Pope, Jr. et al.	02/22/88	02/13/90
5,000,185	Yock	12/23/88	03/19/91
5,010,886	Passafaro et al.	08/18/89	04/30/91
5,024,234	Leary et al	10/17/89	06/18/91
5,029,588	Yock et al.	06/15/89	08/09/91
5,049,130	Powell	12/23/88	08/17/91
5,054,492	Scribner et al.	12/17/90	10/08/91
5,069,664	Guess et al.	11/25/90	12/03/91
5,095,911	Pomeranz	05/18/90	03/17/92
5,100,424	Jang et al.	05/21/90	03/31/92
5,108,411	McKenzie	03/28/90	04/28/92
5,115,814	Griffith et al.	08/18/89	05/26/92
5,117,831	Jang et al.	03/28/90	06/02/92
5,201,316	Pomeranz et al.	03/18/91	04/13/92
5,203,338	Jang	12/17/90	04/20/93
5,209,235	Brisken et al.	09/13/91	05/11/93
5,313,949	Yock	02/01/93	05/24/94
5,314,408	Salmon et al.	11/13/92	05/24/94
5,330,444	Webler et al.	09/15/92	07/19/94
5,348,017	Thornton et al.	01/19/93	09/20/94
5,361,768	Webler et al.	06/30/92	11/08/94
5,363,849	Suorsa	01/26/94	11/15/94
5,363,850	Soni et al.	01/26/94	11/15/94
5,364,347	Jang	01/26/94	11/15/94
5,373,849	Maroney et al.	01/19/93	12/20/94
5,383,460	Jang et al.	10/05/92	01/24/95

Confidential	Page 28 of 57

Patents owned by BSC

		Filing date/	Date of
Patent	Inventors	Priority date	Issue/Pub. Date
4,951,677	Crowley	03/21/88	08/28/90
5,368,035	Hamm et al.	09/17/92	11/29/94
5,372,138	Crowley	12/09/92	12/13/94
5,375,601[1]	Nicholas et al.	12/13/94
Patents owned by SCIMED Life Systems Inc

		Filing date/	Date of
Patent	Inventors	Priority date	Issue/Pub. Date
5,243,988	Sieben et al.	08/07/92	09/14/93
5,353,798	Sieben	02/21/92	10/11/94

[1]	This patent application was published by the patent and trademark office as a “Patent” after it had been withdrawn from issue and abandoned in favor of a file wrapper continuation, which is pending. Therefore, despite its publication, there is no patent with this number.

Confidential	Page 29 of 57

Annex A, Appendix 2
Philips’ Patents
1. PHA 024229           US 5,797,858 Spooling pullback for catheter imaging and therapy cores
2. PHA 24183             US 5,989,191 Using Doppler techniques to measure non-uniform rotation of an ultrasound cath.

Confidential	Page 30 of 57

Annex B
BSC Assignment and Assumption Agreement
     THIS BSC ASSIGNMENT AND ASSUMPTION AGREEMENT made as of [___] of July 2003, (this “Assumption Agreement”) by and between Pacific Rim Medical Ventures Corp., a Delaware Corp., with its principal offices at 34 Emerald Glen, Laguna Niguel, CA 92677 (“PRMV” or “Assignee”), and Koninklijke Philips Electronics N.V., with its registered office in Eindhoven, The Netherlands, (“Philips” or “Assignor”), (collectively, the “Parties”).
W I T N E S S E T H
     WHEREAS, Assignor entered into certain agreements and other obligations with Assignee including, but not limited to that certain Asset Transfer Agreement between PRMV and Philips dated as of ___July, 2003 (the “Agreement”), granting PRMV the right to IVUS Technology as more fully set forth in the Agreement (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement), in consideration for the payment made and to be made by PRMV pursuant to the Agreement and the assumption by PRMV of all obligations arising under the BSC Agreement dated February 21, 1995, the Settlement Agreement and the Transfer Document to the extent that such obligations relate to the period from and after the Closing Date;
     WHEREAS, at the Closing, Philips shall assign to PRMV, the BSC Agreement, the Settlement Agreement and the Transfer Document, true and complete copies of which are attached hereto as Exhibit 1, including without limitation all Philips’ rights under the Licensed Patents and the benefit of the covenant by BSC contained in Section 9 of the BSC Agreement, and PRMV shall assume all the obligations of Philips arising under the foregoing solely to the extent that such obligations relate to the period from and after the Closing Date, pursuant to this Assumption Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby undertake and agree from and after the date hereof, subject to and in accordance with the limitations and other the terms and conditions set forth in the Agreement, as follows:
     1. Assignment. Assignor does hereby assign, convey, transfer and set over unto Assignee, all of Assignor’s rights, title, and interest in, to and under the BSC Agreement, the Settlement Agreement and the Transfer Document, and all related agreements between Philips and BSC, including without limitation all Philips’ rights under the Licensed Patents and the benefit of the covenant by BSC contained in Section 9 of the BSC Agreement. Assignor represents and warrants that it has not conveyed any of its rights, title and interest in, to and under the BSC Agreement to any third party. Notwithstanding the foregoing, Assignor shall remain responsible for all of its obligations under the BSC Agreement arising on or prior to the date of this Assumption Agreement.
     2. Assumption. Assignee does hereby assume all of Assignor’s responsibilities and obligations under the BSC Agreement, the Settlement Agreement and the Transfer Documents solely to the extent that such obligations arise after the date of this Assumption Agreement.

Confidential	Page 31 of 57

     This Assumption Agreement (i) is made pursuant to, and is subject to the terms of, the Agreement; and (ii) shall be binding upon and inure solely to the benefit of Philips and PRMV and their respective permitted successors and assigns in accordance with the terms of the Agreement. Philips covenants and agrees that it will execute all such instruments and take, or cause to be taken, such actions as PRMV may reasonably request in order to more fully effectuate the sale, assignment, transfer, conveyance and delivery of the IVUS Technology in accordance with this Bill of Sale and the Agreement.
     The provisions of Section 9 of the Agreement shall apply to this Assumption Agreement to the extent relevant.
[The remainder of this page has been left blank intentionally.]

Confidential	Page 32 of 57

     IN WITNESS WHEREOF, the parties have executed this BSC Assignment and Assumption Agreement as of the date first set forth above.

PACIFIC RIM MEDICAL VENTURES CORP.

By:	/s/ Lynne Rollins

Name:	Mrs. Lynne Rollins
Title:	President and Chief Financial Officer

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:

Name:	Mr. Ruud Peters
Title:	Executive Vice President

Confidential	Page 33 of 57

Exhibit 1
BSC Agreement, Settlement Agreement and Transfer Document
[attached]

Confidential	Page 34 of 57

Annex C
Assignment Agreement
     THIS ASSIGNMENT AGREEMENT (this “Assignment”) is made as of the ___day of July, 2003, by and between Pacific Rim Medical Ventures Corp., a Delaware corporation with its principal offices at 34 Emerald Glen, Laguna Niguel, CA 92677 (“PRMV” or “Assignee”) and Koninklijke Philips Electronics N.V., having its registered office in Eindhoven, The Netherlands (“Philips” or “Assignor”), (collectively, the “Parties”).
     WHEREAS, PRMV wishes to develop and manufacture ultrasound imaging catheters, imaging cores, imaging guidewires and related patient interface modules and IVUS equipment designed for diagnostic or therapeutic use, or both, in the human coronary and peripheral vascular system based on the IVUS Technology; and
     WHEREAS, the Parties have entered into an Asset Transfer Agreement dated as of the ___day of July, 2003 (the “Agreement”), pursuant to which Philips is selling or causing to be sold to Assignee, and Assignee is purchasing and acquiring, among other things, IVUS Technology, including right, title, and interest in and to the Philips Patents, the Regulatory Documentation, and the Know-How (as such terms are defined in the Agreement);
     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, set over, and deliver to Assignee all rights, title and interest in and to:
(i)	the Philips Patents (as listed on Exhibit 1);

(ii)	all foreign counterparts, divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations or renewal applications related to the Philips Patents;

(iii)	all rights of enforcement and the right to damages for past infringement, misappropriation or other conflicts relating to the Philips Patents;

(iv)	all other rights relating to the Philips Patents, to the extent such rights exist;

(v)	title to Regulatory Documentation in any country in the Territory held by Philips or any Associated Company; and

(vi)	the Know-How.
Subject to the residual rights and obligations pursuant to Section 2 of the agreement.
     FURTHERMORE, Philips will, at the expense of Assignee (i) execute and deliver such further instruments including, without limitation, further instruments of assignment; and (ii) take such further actions as Assignee may reasonably request in order to register this Assignment Agreement at the appropriate registries and to demonstrate Assignee’s title to the certain Philips Patents, the Regulatory Documentation and the Know-How.

Confidential	Page 35 of 57

     The provisions of Section 9 of the Agreement shall apply to this Assignment Agreement to the extent relevant.
[The remainder of this page has been left blank intentionally.]

Confidential	Page 36 of 57

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement of IVUS Technology as of the date first written above.

PACIFIC RIM MEDICAL VENTURES CORP.

By:	/s/ Lynne Rollins

Name:	Lynne R. Rollins

Title:	President and CFO

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:

Name:

Title:

Confidential	Page 37 of 57

Annex D
Bill of Sale
THIS BILL OF SALE (this “Bill of Sale”) is made as of the ___ day of July, 2003, by and between Koninklijke Philips Electronics N.V., with its registered office in Eindhoven, The Netherlands (“Philips”) and Pacific Rim Medical Ventures Corp., a Delaware corporation with its principal offices at 34 Emerald Glen, Laguna Niguel, CA 92677 (“PRMV”).
W I T N E S S E T H
     WHEREAS, PRMV and Philips have entered into an Asset Transfer Agreement, dated as of July ___, 2003 (the “Agreement”), pursuant to which Philips has agreed to sell, assign, transfer, convey and deliver to PRMV the IVUS Technology (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement), in consideration for the payment made and to be made by PRMV pursuant to the Agreement and the assumption by PRMV of certain obligations pursuant to the BSC Assignment and Assumption Agreement;
     NOW, THEREFORE, in consideration of the payment, the receipt and sufficiency of which are hereby acknowledged by Philips, intending to be legally bound, do hereby irrevocably sell, assign, transfer, convey and deliver to PRMV, its successors and assigns pursuant to and in accordance with the terms and provisions of the Agreement, all of Philip’s right, title and interest in, to and under the IVUS Technology.
     TO HAVE AND TO HOLD the IVUS Technology (as listed on Exhibit 1) together with all the rights and appurtenances thereunto in any way belonging, unto PRMV, its successors and assigns, forever.
     This Agreement (i) is made pursuant to, and is subject to the terms of, the Agreement; and (ii) shall be binding upon and inure solely to the benefit of Philips and PRMV and their respective permitted successors and assigns in accordance with the terms of the Agreement. Philips covenants and agrees that it will execute all such instruments and take, or cause to be taken, such actions as PRMV may reasonably request in order to more fully effectuate the sale, assignment, transfer, conveyance and delivery of the IVUS Technology in accordance with this Bill of Sale and the Agreement.
     The provisions of Section 9 of the Agreement shall apply to this Bill of Sale to the extent relevant.
[The remainder of this page has been left blank intentionally.]

Confidential	Page 38 of 57

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first written above.

PACIFIC RIM MEDICAL VENTURES CORP.

By:	/s/ Lynne R. Rollins

Name:	Lynne R. Rollins

Title:	President and CFO

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:

Name:

Title:

Confidential	Page 39 of 57

Exhibit 1
IVUS Technology
1	Technology to be licensed and/or assigned

1.1	Patents
1	patents from BSC that were included in the BSC-HP agreement (Exhibit 1, Appendix 1)

2	the following patents from Philips and their related worldwide patents:
US 5,989,191 Using Doppler techniques to measure non-uniform rotation of an ultrasound catheter
US 5,797,858 Spooling pullback for catheter imaging and therapy cores
1.2	Scout imaging catheter assemblies
HP/Agilent (bought by Philips in 2001) made an imaging catheter called SCOUT, which was stopped just before launch. For this catheter, we have:

Manuals with	are available for:
- Parts	- sensor assembly
- Procedures	- Patient Interface Unit (PIU) assembly
- tools	- Core assembly
- Reel assembly
In addition we also have 13 Volumes from BSC with their product parts, procedures and tools.
1.3	Scout prototype
Philips in Andover has several prototypes of the SCOUT catheter.
1.4	Video’s
1.	SCOUT Live Cases

2.	Case studies — peripheral Interventions

3.	SCOUT video HP/Guidant — Dr Gary Mintz & Steve Nissen

4.	Cleveland Clinic, HP/6DCA Trial 03/04/97
1.5	Marketing data
1.	Development documents of the SCOUT catheter (Phase 0/1/2A and Phase 2B/3A documents of the Scout catheter which were generated for Internal project reviews)

2.	IVUS console shipment list
1.6	Quality and safety approvals
–	510 (k) notification (USA)

–	positive response of the FDA to the 510(k) premarket notification submission

Confidential	Page 40 of 57

1.7	Clinical study reports
–	SCOUT clinical evaluation plan

–	The SCOUT catheter protocol

–	Animal study test reports

–	Reaction of Cleveland Clinic Foundation on human studies of SCOUT
1.8	Results of the development study of the Console
In 1998 Agilent started a development activity with Analogic, a company in Massachusetts. We will make available to any prospective licensee all of the development work that was paid for at Analogic.
1.9	Technology transfer
The know-how transfer to the buyer, as more fully described in the Implementation Plan.

Confidential	Page 41 of 57

Exhibit 1, Appendix 1
Licensed Patents
Families of all patents included in the BSC-HP agreement (1995)
Philips has worldwide license rights to all issued patents of BSC, SCIMED and CVIS related to IVUS. This includes, but not limited to, all patents listed below. Accordingly, any corresponding non-US patents would also be included in the TLA.
Patents owned by CardioVascular Imaging Systems Inc

		Filing date/	Date of
Patent	Inventors	Priority date	Issue/Pub. Date

4,794,931	Yock	02/28/88	01/03/89
4,841,977	Griffith et al.	03/26/87	06/27/89
4,899,757	Pope, Jr. et al.	02/22/88	02/13/90
5,000,185	Yock	12/23/88	03/19/91
5,010,886	Passafaro et al.	08/18/89	04/30/91
5,024,234	Leary et al	10/17/89	06/18/91
5,029,588	Yock et al.	06/15/89	08/09/91
5,049,130	Powell	12/23/88	08/17/91
5,054,492	Scribner et al.	12/17/90	10/08/91
5,069,664	Guess et al.	11/25/90	12/03/91
5,095,911	Pomeranz	05/18/90	03/17/92
5,100,424	Jang et al.	05/21/90	03/31/92
5,108,411	McKenzie	03/28/90	04/28/92
5,115,814	Griffith et al.	08/18/89	05/26/92
5,117,831	Jang et al.	03/28/90	06/02/92
5,201,316	Pomeranz et al.	03/18/91	04/13/92
5,203,338	Jang	12/17/90	04/20/93
5,209,235	Brisken et al.	09/13/91	05/11/93
5,313,949	Yock	02/01/93	05/24/94
5,314,408	Salmon et al.	11/13/92	05/24/94
5,330,444	Webler et al.	09/15/92	07/19/94
5,348,017	Thornton et al.	01/19/93	09/20/94
5,361,768	Webler et al.	06/30/92	11/08/94
5,363,849	Suorsa	01/26/94	11/15/94
5,363,850	Soni et al.	01/26/94	11/15/94
5,364,347	Jang	01/26/94	11/15/94
5,373,849	Maroney et al.	01/19/93	12/20/94
5,383,460	Jang et al.	10/05/92	01/24/95

Confidential	Page 42 of 57

Patents owned by BSC

		Filing date/	Date of
Patent	Inventors	Priority date	Issue/Pub. Date

4,951,677	Crowley	03/21/88	08/28/90
5,368,035	Hamm et al.	09/17/92	11/29/94
5,372,138	Crowley	12/09/92	12/13/94
5,375,601[1]	Nicholas et al.	12/13/94
Patents owned by SCIMED Life Systems Inc

		Filing date/	Date of
Patent	Inventors	Priority date	Issue/Pub. Date

5,243,988	Sieben et al.	08/07/92	09/14/93
5,353,798	Sieben	02/21/92	10/11/94

[1]	This patent application was published by the patent and trademark office as a “Patent” after it had been withdrawn from issue and abandoned in favor of a file wrapper continuation, which is pending. Therefore, despite its publication, there is no patent with this number.

Confidential	Page 43 of 57

Exhibit 1, Appendix 2
Philips’ Patents
1. PHA 024229           US 5,797,858      Spooling pullback for catheter imaging and therapy cores
2. PHA 24183           US 5,989,191      Using Doppler techniques to measure non-uniform rotation of an ultrasound cath.

Confidential	Page 44 of 57

Annex E
Philips’ Officer’s Certificate
Reference is made to the Asset Transfer Agreement dated as of July [___], 2003, (the “Agreement”) by and between Koninklijke Philips Electronics N.V. (“Philips”), and Pacific Rim Medical Ventures Corp. (“PRMV”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. This Seller’s Officer’s Certificate is being delivered to PRMV pursuant to Section 2.7 of the Agreement.
The undersigned hereby certifies to PRMV as follows:
(a) The representations and warranties made by Philips in the Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).
(b) Philips shall have performed in all material respects all obligations and covenants required to be performed or complied with by Philips under the Agreement by the time of the Closing.
(c) Philips shall have delivered or caused to be delivered, to PRMV as applicable, each of the documents specified in Section 2.7 of the Agreement as required pursuant to Section 2.13(d).
[The remainder of this page has been left blank intentionally.]

Confidential	Page 45 of 57

IN WITNESS WHEREOF, the undersigned has executed and delivered this Seller’s Officer’s Certificate on behalf of Philips, in the undersigned’s capacity as Executive Vice President of Koninklijke Philips Electronics N.V., this ___ day of July, 2003.

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:

Name:

Title:

Confidential	Page 46 of 57

Annex F
PRMV’s Officer’s Certificate
     Reference is made to the Asset Transfer Agreement dated as of July [ ], 2003 (the “Agreement”) by and between Koninklijke Philips Electronics N.V. (“Philips”), and Pacific Rim Medical Ventures Corp. (“PRMV”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. This Purchaser’s Officer’s Certificate is being delivered to Philips pursuant to Section 2.8 of the Agreement.
     The undersigned hereby certifies to the Philips as follows:
     (a) The representations and warranties of PRMV made in the Agreement are true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).
     (b) PRMV shall have performed in all material respects all obligations and covenants required to be performed or complied with by PRMV under the Agreement by the time of the Closing.
     (c) PRMV shall have delivered or caused to be delivered to Philips, as applicable, each of the documents and other deliverables specified in Sections 2.8 of the Agreement as required pursuant to Section 2.15(d).
[The remainder of this page has been left blank intentionally.]

Confidential	Page 47 of 57

IN WITNESS WHEREOF, the undersigned has executed and delivered this Purchaser’s Officer’s Certificate on behalf of PRMV, in the undersigned’s capacity as President and Chief Financial Officer of PRMV, this ___day of July, 2003.

PACIFIC RIM MEDICAL VENTURES CORP.

By:	/s/ Lynne R. Rollins

Name:	Lynne R. Rollins

Title:	President and CFO

Confidential	Page 48 of 57

Annex G
Implementation Plan
IVUS Technology Transfer to be performed by Philips during the Implementation Period:
The technology transfer contains IVUS specific data — not including general (transducer) process information — as of the time of the cancellation of the SCOUT catheter in 1998.
The shaded area in the picture below represents the technology transfer from Philips to PRMV.
Figure 1: Philips Transducer Technology

Confidential	Page 49 of 57

Figure 2: IVUS Technology
Consulting:
The aim of the consulting time is to transfer relevant available information, including documents, tooling and prototypes.
•	Included in the asset transfer agreement is: 95 person days (equivalent of 750 hours) within 9 months after contract signing, at no additional charge for PRNV.

•	After that consulting can be done at $2,000 USD per day, per person up to 6 months after the above 9 months are over, with a maximum of 60 person days. The prices mentioned are excluding reasonable traveling and lodging expenses to be reimbursed by PRMV.

•	The number of days mentioned, include the days needed for traveling.

•	Charges shall be in whole days.

•	A maximum of 10% of the consulting time can be used for hourly consulting.

•	A maximum of 10% of the consulting time will be spent on the site of PRMV.

•	Response acknowledgement shall be within 48 hours (working days)

Confidential	Page 50 of 57

•	Philips will assign one central contact person within the business unit ultrasound who will coordinate the document transfer

•	A team will be formed which will have the management overview and which will have a telephone call once a month to check the status of the technology transfer. This team will be formed by one person from PRMV, one person from Philips Medical Systems business unit Ultrasound and one person from Philips Intellectual Properties and Standards.
Remark:
-	NDA will last until 1 year after the technology transfer has finished.

Confidential	Page 51 of 57

Annex H
Sign-off Document
     THIS SIGN-OFF DOCUMENT (this “Sign-off Document”) is made as of the ___ day of___, 200_, by and between Koninklijke Philips Electronics N.V., with its registered office in Eindhoven, The Netherlands (“Philips”) and Pacific Rim Medical Ventures Corp., a Delaware corporation with its principal offices at 34 Emerald Glen, Laguna Niguel, CA 92677 (“PRMV”).
Reference is made to the Asset Transfer Agreement dated as of July [___], 2003, (the “Agreement”) by and between Philips and PRMV. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
Philips and PRMV hereby certify that the Implementation Period has ended, on the basis that:
     (a) PRMV has consumed all available Philips’ person days according to the Implementation Plan (Annex G), or
     (b) The time period of 9 months has elapsed.
     In the event that Philips and PRMV are of the opinion that it needs to use more than the 95 person days to complete the Implementation Plan, Philips shall do so as set forth in the Implementation Plan
[The remainder of this page has been left blank intentionally.]

Confidential	Page 52 of 57

Confidential	Page 53 of 57	07/03/03

ANNEX I
REPORTING FORM FOR THE IVUS ASSET TRANSFER AGREEMENT
concluded with Koninklijke Philips Electronics N.V.

PHILIPS INTERNATIONAL B.V.		Date:

Mr. P. Speijcken
Philips Intellectual Property & Standards	Company name:

GSA and Licenses Adm. Dept. (GLAD)	Manufacturing site:

P.O. Box 220, Building WAH-p	City:

5600 AE Eindhoven, The Netherlands	Country:

This is to provide you with our statement under the IVUS Asset Transfer Agreement between our companies for the ___ quarter of the year ___.
Catheter Products Sold

		No. of Catheter Products	No. of Catheter Products	No. of Catheter Products	No. of Catheter Products
Type of Catheter Product	Country of end user	scrapped	returned	shipped as demo	Sold	Total fees due

Withholding Taxes
Net amount due

Licensee Products sold

	Usage/functionality of		No. of Licensee Products
Type of Licensee Product	Licensee Product	Country of end user	sold	Total fees due

Withholding Taxes
Net amount due

Signed for and on behalf of Pacific Rim Medical Ventures Corp.

Name:
Title:
All payments to Philips under the IVUS Asset Transfer Agreement shall be made in EUROS to the EUR bank account no. 8923019 of Koninklijke Philips Electronics N.V. – Licenses, with the Citibank N.A., London, swift code CITIGB2L, sort code 185008, under the reference: ”IVUS license”.

Confidential	Page 54 of 57	07/02/03

Fees due under the Asset Transfer Agreement of July 2003
Catheter Products Sold
Royalty is only due on Catheter Products Sold
As stated in the IVUS Asset Transfer Agreement 2000 demo units per year are non-fee bearing

category	Sales in one year (units)		Fee due (in €)
0		—
1	—	[CONFIDENTIAL]	[CONFIDENTIAL]
2	[CONFIDENTIAL]	[CONFIDENTIAL]	[CONFIDENTIAL]
3	[CONFIDENTIAL]	[CONFIDENTIAL]	[CONFIDENTIAL]
4	[CONFIDENTIAL]	[CONFIDENTIAL]	[CONFIDENTIAL]
5	[CONFIDENTIAL]		[CONFIDENTIAL]
Minimum guarantee for 2008 and 2009:			500,000 €per year
Licensee Products sold
[CONFIDENTIAL] € per Licensee Product sold

Confidential	Page 55 of 57	07/03/03

Confidential	Page 56 of 57	07/03/03

Annex J
Disclosure Schedule
Part 5.1(d):
The Parties acknowledge and agree that Philips after the Closing Date will need to: (1) notify BSC of the assignment of the BSC Agreement to PRMV, and (2) notify the relevant patent registers of the assignment of the Philips Patents to PRMV.
Part 5.1(l):
1.	Terumo

2.	Aloka

3.	Guidant

4.	J&J Cordis
Part 5.1(n):
Any Proceedings arising from the agreements and letters relating to the agreement between Guidant and Agilent, dated 21 March 1997 and correspondence between Guidant and Philips shall be excluded from this representation.

Confidential	Page 57 of 57	07/03/03